As filed with the Securities and Exchange Commission on June 2, 1999
                                                  Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   ----------

                           EDGE PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

                      Delaware                            76-0511037
           (State or other jurisdiction of (I.R.S. Employer Identification No.) incorporation or organization)

                              Texaco Heritage Plaza
                             1111 Bagby, Suite 2100
                              Houston, Texas 77002
                                 (713) 654-8960
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------

                                 Michael G. Long
                Senior Vice President and Chief Financial Officer
                           Edge Petroleum Corporation
                             Texaco Heritage Plaza
                             1111 Bagby, Suite 2100
                              Houston, Texas 77002
                                 (713) 654-8960
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------

                                    Copy to:

                                 Gene J. Oshman
                              Baker & Botts, L.L.P.
                              3000 One Shell Plaza
                                  910 Louisiana
                              Houston, Texas 77002
                                 (713) 229-1178
                                   ----------
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                                   ----------
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================ ============ ================== ================== ============
 Title of Each
   Class of         Amount     Proposed Maximum   Proposed Maximum   Amount of
Securities to be    to be     Offering Price Per Aggregate Offering Registration
   Registered     Registered         Share             Price            Fee
================ ============ ================== ================== ============
  Common Stock,
 par value $.01
   per share     1,820,000(1)      $7.19 (2)      $13,085,800 (2)   $3,637.85(2)
---------------- ------------ ------------------ ------------------ ------------
  Common Stock
    Warrants       420,000(1)         -                  -                -
---------------- ------------ ------------------ ------------------ ------------
     Total            -               -                -            $3,637.85(2)
================ ============ ================== ================== ============

(1) Includes 420,000 shares of Common Stock that may be issued pursuant to the exercise of the Warrants (plus in accordance with Rule 416 of the Securities Act of 1933, an indeterminate number of shares of Common Stock to cover any adjustment in the number of shares issuable as a result of the antidilution provisions of the Warrants). We are also registering the 420,000 Common Stock Warrants.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). Pursuant to Rule 457(c) for the Common Stock, the proposed maximum offering price has been calculated based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on May 25, 1999. Pursuant to Rule 457(g), no separate registration fee is required for the registration of the Warrants because the Warrants are to be registered for distribution in the same registration statement as the Common Stock to be offered pursuant to the exercise of the Warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              Subject to Completion
                    Preliminary Prospectus dated June 1, 1999

     The information in this prospectus is not complete and may change. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The selling holders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


                        1,820,000 Shares of Common Stock

                          420,000 Common Stock Warrants

                           Edge Petroleum Corporation

                                   ----------


     This prospectus covers the offer and sale of warrants for the purchase of common stock and of shares of common stock (including the shares issuable upon the exercise of the warrants) by the selling holders identified on p. 13 of this prospectus. We will not receive any proceeds from these sales.

     The selling holders may offer and sell the shares and the warrants from time to time. The selling holders may offer the shares and the warrants at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The common stock is quoted on the Nasdaq National Market under the symbol EPEX. On May 26, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $7 1/8.

     You should consider carefully the risk factors beginning on page 3 of this prospectus before purchasing any of the common stock or warrants.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                   ----------


                      The date of this Prospectus is June 1,1999.

                                Table of Contents
                                -----------------

                                                                         Page
                                                                         ----
Edge Petroleum Corporation ...........................................     3
Risk Factors  ........................................................     3
Forward-Looking Statements ...........................................    11
Use of Proceeds   ....................................................    12
Selling Holders   ....................................................    13
Plan of Distribution   ...............................................    15
Description of Capital Stock   .......................................    16
Description of Warrants  .............................................    19
Legal Matters  .......................................................    20
Experts  .............................................................    20
Where You Can Find More Information ..................................    20


                                   ----------


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           Edge Petroleum Corporation

         Edge Petroleum Corporation is an independent energy company engaged in the exploration, development and production of oil and natural gas. We conduct our operations along the onshore U.S. Gulf Coast with primary emphasis in South Texas and Louisiana. Our activity is focused on known hydrocarbon producing trends, particularly those with natural gas production. In South Texas and Louisiana we controlled in excess of approximately 222,000 gross acres under lease or option to lease as of March 31, 1999. We use advanced geologic, engineering and geophysical computer software and technology to improve our ability to understand and quantify the risks involved in the exploration and development of oil and natural gas. We believe this approach allows us to more accurately identify and predict potential accumulations of oil and natural gas. We believe that even though the tools and techniques we utilize are currently employed extensively by the major oil and natural gas companies, our approach to processing and analyzing seismic data helps to set us apart from other independent exploration and production companies.

         Our principal executive offices are located at Texaco Heritage Plaza, 1111 Bagby, Suite 2100, Houston, Texas 77002, and our telephone number at that location is (713) 654-8960.

                                  Risk Factors

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the common stock could decline, and you may lose all or part of your investment.

Exploratory drilling is a speculative activity and involves numerous risks and substantial and uncertain costs

         We depend in large part upon the success of our exploratory drilling program. Exploratory drilling involves many risks, including the risk that we will not find oil and natural gas at all or in reservoirs from which we can economically produce the oil and natural gas. The cost of drilling, completing and operating wells is substantial and uncertain. Numerous factors beyond our control may cause the curtailment, delay or cancellation of drilling operations, including:

                        o  unexpected drilling conditions,

                        o  pressure or irregularities in formations,

                        o  equipment failures or accidents,

                        o  adverse weather conditions,

                        o  compliance with governmental requirements, and

                        o shortages or delays in the availability of drilling rigs or delivery crews and the delivery of equipment.

Despite our ability to use three dimensional seismic data and other advanced technology, exploratory drilling remains a speculative activity. Even when fully utilized and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and do not allow the interpreter to know with certainty if hydrocarbons will in fact be present in these structures if they are drilled. In addition, the use of

3-D seismic data and these advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies and we could incur losses as a result of such expenditures. Although we may disclose our overall drilling success rate for activity within a particular project area, those rates may decline. Although we may discuss drilling prospects that we have identified or budgeted for, we may ultimately not lease or drill these prospects within the expected time frame, or at all. We may identify prospects through a number of methods, some of which do not include interpretation of 3-D or other seismic data. The drilling and results for these prospects may be particularly uncertain. We may not be able to lease or drill a particular prospect because, in some cases, we identify a prospect or drilling location before seeking an option or lease rights in the prospect or location. Lack of drilling success will have an adverse effect on our future results of operations and financial condition.

Oil and natural gas prices are highly volatile in general and low prices during 1998 negatively affected our financial results and may continue to do so in the future

         Oil and natural gas prices can have a significant impact on our revenues, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that we can produce economically. Oil and natural gas prices declined substantially in 1998 and, despite recent improvement, could decline again or continue to remain low by historic standards. These declines had a significant negative impact on our financial results for 1998. Continued depressed prices would have a negative impact on our future financial results. Our reserves are predominantly natural gas; therefore changes in natural gas prices may have a particularly large impact on our financial results.

         Historically, the markets for oil and natural gas have been volatile, and we expect those markets to continue to be volatile in the future. The prices we receive for our products are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

                      o    the level of consumer product demand,

                      o    weather conditions,

                      o    domestic and foreign governmental regulations,

                      o    the price and availability of alternative fuels,

                      o    political conditions,

                      o    the foreign supply of oil and natural gas,

                      o    the price of foreign imports, and

                      o    overall economic conditions.

It is impossible to predict future oil and natural gas price movements with certainty.

We periodically review the carrying value of our oil and natural gas properties under applicable accounting rules. These rules, require a write down of the carrying value of oil and natural gas properties if the carrying value exceeds applicable estimated discounted future net revenues. As a result of the sharp commodity price declines during 1998, as of December 31, 1998, we wrote down the carrying value of our properties, recognizing a non-cash charge of approximately $10 million. If oil and natural gas prices decline from the December 31, 1998 levels, additional write downs may be required. Whether we will be required to take such a charge will depend on the prices for oil and natural gas at the end of any quarter and the effect of reserve additions or revisions and capital expenditures during such quarter.

         In order to reduce our exposure to short-term fluctuations in the price of natural gas, we sometimes enter into hedging arrangements. Our hedging arrangements apply to only a portion of our production and provide only partial price protection against declines in natural gas prices. These hedging arrangements may expose us to risk of financial loss and limit the benefit to us of increases in the price of natural gas.

Maintaining  reserves  and  revenues  in  the  future   depends  on   successful
exploration and development

         In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless we conduct successful exploration and development activities or acquire properties containing proved reserves or both, our proved reserves will decline. Our future production is, therefore, highly dependent upon our level of success in finding or acquiring additional reserves.

Our credit facility has substantial operating restrictions and financial covenants and we may have difficulty obtaining additional credit

         As of May 31, 1999, our borrowings under our revolving credit facility totaled $7,150,000 with $1,450,000 available for additional borrowings. As of May 31, 1999, we are negotiating an increase in our existing $8,600,000 revolving credit borrowing base in light of our reserve growth since year-end 1998 and the generally higher level of commodity prices that have been reached since year-end. We may not be able to obtain that borrowing base increase. The limited availability of additional credit under the current terms of our revolving credit facility reduces our flexibility to changing business and economic conditions and limits our ability to increase our capital expenditures. Our credit facility is secured by a pledge of substantially all of our assets and has covenants that limit additional borrowings, sales of our assets and that prohibit the payment of dividends, the incurrence of liens and limit the distributions of cash or properties.

         At December 31, 1998, we were not in compliance with two of the financial covenants of our then-existing credit facility. As a result, we entered into a restructured facility on March 18, 1999 providing for new financial covenants, among other things. The restructured facility had a $12 million borrowing base and consisted of a $3 million term loan due in August 1999 which has been repaid in full and a $9 million revolving credit facility, which has a borrowing base of $8,600,000 as of May 31, 1999. Beginning May 1, 1999, and on the first day of month thereafter, unless renegotiated, the borrowing base under the revolving credit is required to be reduced by $400,000.

         The restrictions of our credit facility and the difficulty in obtaining additional debt financing may have adverse consequences on our operations and financial results, including the following:

        o our ability to obtain financing for working capital, capital expenditures our drilling program, purchases of new technology or other purposes may be impaired or such financing may be on terms unfavorable to us;

        o we may be required to use a substantial portion of our cash flow to make debt service payments, which will reduce the funds that would
          otherwise   be   available   for   operations   and  future   business
          opportunities;

        o a substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements and require us to modify operations; and

        o we may become more vulnerable to downturns in our business or the economy generally.

Our  ability  to obtain  and  service  indebtedness  will  depend on our  future performance, including our ability to manage cash flow and working capital, which are in turn subject to a variety of factors beyond our control. Our business may not generate cash flow at or above anticipated levels or we may not be able to borrow funds in amounts sufficient to enable us to service indebtedness, make anticipated capital expenditures or finance our drilling program. If we are unable to generate sufficient cash from operations or to borrow sufficient funds in the future to service our debt, we may be required to curtail portions of our drilling program, sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We may not be able to refinance our debt or obtain additional financing, particularly in view of current industry conditions, the restrictions on our ability to incur debt under our existing debt arrangements, and the fact that substantially all of our assets are currently pledged to secure obligations under our bank credit facility.

We are subject to substantial operating risks

         Our operations are subject to operating hazards such as:

                  o     well blowouts,

                  o     mechanical failures,

                  o     explosions,

                  o     uncontrollable flows of oil, natural gas or well fluids,

                  o     fires,

                  o     formations with abnormal pressures, and

                  o pollution, releases of toxic gas and other environmental hazards and risks.

We could suffer substantial losses as a result of any of these events. We are not fully insured against all risks incident to our business.

         We are not the operator of some of our wells. As a result, our operating risks for those wells and our ability to influence the operations for these wells is less subject to our control. Operators of these wells may act in ways that are not in our best interests.

The loss of key personnel could adversely affect us

         We view our management team as a strength of the company; however, we are a relatively small company without substantial depth of management personnel. As a result, the loss of our executive officers and other key employees, could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any of our employees. We believe that the technical expertise of our employees helps to distinguish us from other independent oil and natural gas companies. A portion of our success is therefore particularly dependent upon our ability to continue to employ and retain skilled technical personnel.

Our success depends on our ability to utilize changing technology and we face the risk of technological obsolescence

         We believe that our ability to utilize state of the art technologies currently gives us an advantage over many of our competitors. We may not be able to maintain this advantage. We are dependent upon the utilization of changing technology. As a result, our ability to adapt to changing technologies, obtain new products and maintain technological advantages will be important to our future success. We may not be able to successfully utilize, or expend the financial resources necessary to acquire, new technology. One or more of the technologies we currently utilize or that we may implement in the future may become obsolete. If one of those events were to occur, our financial condition and results of operations could be materially adversely affected.

Our operations have significant capital requirements

         We have experienced and expect to continue to experience substantial working capital needs due to our active exploration and development and technology development programs. Additional financing may be required in the future to fund our growth and developmental and exploratory drilling and continued technological development. We may not be able to obtain such additional financing on acceptable terms and financing may not be available under our existing or any future credit facilities. In the event such capital resources are not available, our drilling and other activities may be curtailed.

Governmental regulation and liability for environmental matters may adversely affect our business and results of operations

         Oil and natural gas operations are subject to various federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include:

                    o   discharge permits for drilling operations,

                    o   drilling bonds,

                    o   reports concerning operations,

                    o   the spacing of wells,

                    o   unitization and pooling of properties, and

                    o   taxation.

From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Federal, state and local laws and regulations primarily relating to protection of human health and the environment, are applicable to the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products of oil and natural gas and other substances and materials produced or used in connection with oil and natural gas operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. We are also subject to changing and extensive tax laws. If new laws are implemented or existing laws are modified, those events could have a material adverse effect on us.

We may have difficulty managing our growth and the related demands on our resources and may have difficulty in achieving future growth

         We have experienced growth in the past through the expansion of our drilling program. Our growth has placed, and may continue to place, a significant strain on our financial, technical, operational and administrative resources. Any future growth will place additional demands on those resources. Our ability to continue our growth will depend upon a number of factors, including:

                    o our ability to identify and acquire new exploratory sites and to develop existing sites,

                    o our ability to continue to retain and attract skilled personnel,

                    o  the results of our drilling program,

                    o  hydrocarbon prices, and

                    o  access to capital.

We may not be successful in achieving growth or any other aspect of our business strategy.

We face strong competition from larger oil and natural gas companies

         Our competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than us. We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment.
Specifically, these larger competitors may be able to:

                    o  pay  more  than   we  can  for  exploratory prospects and
                       productive oil and natural gas properties,

                    o define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit, and

                    o expend greater resources on the existing and changing technologies that will be increasingly important to attaining success in the industry.

The oil and natural gas reserve data included in or incorporated by reference into this document are only estimates and may prove to be inaccurate

         There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values. The reserve data included in or incorporated by reference into this prospectus represent only estimates which may prove to be inaccurate because of those uncertainties. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves depend on a number of variable factors, such as historical production from the area compared with production from other producing areas, and assumptions concerning:

                     o  the effects of regulations by governmental agencies,

                     o  future oil and natural gas prices,

                     o  future operating costs,

                     o  severance and excise taxes,

                     o  development costs, and

                     o  workover and remedial costs.

Some or all of these assumptions may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows from reserves prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

         The information regarding discounted future net cash flows included in or incorporated by reference in this prospectus should not be considered as the current market value of the estimated oil and natural gas reserves attributable to our properties. As required by the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

                     o  the amount and timing of actual production,

                     o  supply and demand for oil and natural gas,

                     o  increases or decreases in consumption, and

                     o  changes in governmental regulations or taxation.

         In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our operations or the oil and natural gas industry in general.

Our acquisition program may be unsuccessful, particularly in light of our limited acquisition experience

         We generally seek to explore for oil and natural gas rather than to purchase producing properties. Because we have not typically purchased properties,  we  may  not be in as  good a  position  as  our  more  experienced
competitors  to  execute  a  successful   acquisition  program.  The  successful
acquisition of producing properties requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments, even when performed by experienced companies, are necessarily inexact and their accuracy inherently uncertain. Our review of subject properties, which generally includes on-site inspections and the review of reports filed with various regulatory entities, will not reveal all existing or potential problems, deficiencies and capabilities. We may not always perform inspections on every well, and may not be able to observe structural and environmental problems even when we undertake an inspection. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of such problems.

Foreign political and economic developments may hurt our foreign investments

         Our investment in Frontera Resources Corporation, which operates in among other places, the former Soviet Republic of Georgia, Azerbaijan and Bolivia, exposes us to risks related to overseas operations. Operations in foreign countries can be subject to a variety of local laws and regulations requiring qualifications, use of local labor, the provision of financial assurances or other restrictions and conditions on operations. Foreign operations can also be subject to risks of:

                 o  war, civil disturbances and political instability,

                 o  unenforceability of foreign contracts,

                 o problems in the relationship between a foreign country and the United States,

                 o  fluctuations in currency exchange rates, and

                 o governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation.

Local laws and regulations and events like those described above could limit Frontera's ability to operate in foreign countries or otherwise have a material adverse affect on the value of our investment.

We may be vulnerable to Year 2000 failures that could lead to an uninsured business interruption

         A Year 2000 failure could result in a business interruption that adversely affects our business, financial condition or results of operations. We are not insured for this type of loss.

We do not intend to pay dividends and our ability to pay dividends is restricted

         We currently intend to retain any earnings for the future operation and development of our business and do not currently anticipate paying any dividends in the foreseeable future. We are presently restricted from paying dividends under our credit facility. Any future dividends also may be restricted by our then-existing loan agreements.

We cannot market our production without the assistance of third parties

         The marketability of our production depends upon the proximity of our reserves to, and the capacity of third party services and facilities, including:

                          o   oil and natural gas gathering systems,

                          o   pipelines, trucking or terminal facilities, and

                          o   processing facilities.

The unavailability or lack of capacity of the items listed above could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in or delay or discontinuance could adversely affect our financial condition. In addition, Federal and state regulation of oil and natural gas production and transportation could adversely affect our ability to produce and market our oil and natural gas on a profitable basis.

Provisions of Delaware law and our charter and bylaws may delay or prevent transactions that would benefit stockholders

         Our certificate of incorporation and bylaws and Delaware law contain provisions that may have the effect of delaying, deferring or preventing a change of control of the company. These provisions, among other things:

                          o provide for a classified board of directors with staggered terms,

                          o restrict the ability of stockholders to take action by written consent,

                          o authorize the board of directors to set the terms of preferred stock, and

                          o restrict our ability to engage in transactions with 15% stockholders.

Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

Sales of large number of shares may lower our share price

         The average weekly trading volume for our common stock for the five months ended May 31, 1999 was 38,718. This prospectus covers the offer and sale by selling holders of 1,820,000 shares of common stock (including shares issuable upon exercise of warrants). These shares previously were not freely tradeable in the market. Our share price may decline if selling holders sell a large number of shares over a short time period.


                           Forward-Looking Statements

         This prospectus includes or incorporates by reference forward-looking statements including, but not limited to, those related to the negotiation of new credit facility terms. These forward-looking statements reflect our current view of future events and financial performance. These forward-looking statements involve risks and uncertainties, including, among other things those relating to:

                  o the numerous risks and substantial and uncertain costs associated with exploratory drilling,

                  o the volatility of oil and natural gas prices and the effects of relatively low prices for our products,

                  o conducting successful exploration and development in order to maintain reserves and revenues in the future,

                  o       operating risks of oil and natural gas operations,

                  o       our dependence on key personnel,

                  o our ability to utilize changing technology and the risk of technological obsolescence,

                  o significant capital requirements of our exploration and development and technology development programs,

                  o       governmental   regulation    and    liability    for
                          environmental matters,

                  o management of growth and the related demands on our resources,

                  o       competition from larger oil and natural gas companies,

                  o the potential inaccuracy of estimates of oil and natural gas reserve data,

                  o       property acquisition risks,

                  o the potential impact of foreign political and economic developments on our foreign investments,

                  o possible business interruption as the result of Year 2000 problems, and

                  o other factors detailed in this document and our other filings with the SEC.

         The words "budgeted," "anticipate," "estimate," "expect," "may," "project," "believe," "potential" and similar expressions are intended to be among the statements that identify forward looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                                 Use of Proceeds

         We will not receive any proceeds from sales of common stock and warrants by the selling holders.

                                 Selling Holders

         This prospectus covers the offer and sale by the selling holders listed in the following table of up to 420,000 warrants, each exercisable for one share of common stock, and 1,820,000 shares of common stock (including up to 420,000 shares issuable upon exercise of the warrants). We originally issued 1,400,000 shares and 420,000 warrants for cash on May 6, 1999. The selling holders listed below consist of the purchasers of the shares and warrants in that private placement.

         The following table sets forth certain information known to us regarding beneficial ownership of common stock by the selling holders as of May 31, 1999, and as adjusted to reflect solely the sale of the shares of common stock (including the sale of the shares of common stock for which the warrants are exercisable) and warrants offered by this prospectus. The shares that may be obtained upon exercise of the warrants are reflected in the amounts set forth under the heading "Shares Offered--Shares Underlying Warrants" and are deemed to be beneficially owned and accordingly are reflected in the amounts set forth under the heading "Shares Beneficially Owned Before Offering--Shares Underlying Warrants." No holder named in the table below will hold more than 1% of either the outstanding warrants or the outstanding common stock after the offering.

                                 Shares
                              Beneficially
                                 Owned
                                 Before
                                Offering                          Shares Offered
                         -----------------------   Warrants   ----------------------
                                        Shares   Beneficially               Shares
                         Outstanding  Underlying Owned Before Outstanding Underlying Warrants
Selling Holder             Shares      Warrants    Offering     Shares     Warrants   Offered

                         ----------- ----------- ------------ ----------- ---------- --------

Mark G. Egan(1)            19,000        5,700       5,700      19,000        5,700     5,700

The Private Investment
Fund(1)                   681,000      204,300     204,300     681,000      204,300   204,300

Special
Situations Private
Equity Fund, L.P.(2)      228,161       68,448      68,448     228,161       68,448    68,448

Special
Situations
Fund III, L.P.(2)         241,379       72,414      72,414     241,379       72,414    72,414

Special
Situations Cayman
Fund, L.P.(2)              80,460       24,138      24,138      80,460       24,138    24,138

Fidelity Management
Trust C/F IRA Rollover
F/B/O John W. Elias(3)    150,000       45,000      45,000     150,000       45,000    45,000

---------------

(1) The Schedule 13G, as amended, dated May 6, 1999, filed with the SEC, states that Marlin Capital Corp. is the general partner of The Private Investment Fund and that Mr. Mark G. Egan is the sole shareholder and president of Marlin Capital Corp. and is a limited partner of The Private Investment Fund. The
Schedule 13G states that Mr. Egan individually owns 24,700 shares of common stock (including 5,700 shares that may be obtained through the exercise of warrants) and may be deemed to have indirect beneficial ownership of the 885,300 shares of common stock (including 204,300 shares that may be obtained through the exercise of warrants) owned by The Private Investment Fund.

                                              (footnotes continued on next page)

(2) The Schedule 13G dated May 6, 1999, filed with the SEC, states that (a) MGP Advisers Limited Partnership is the general partner of and investment adviser to Special Situations Fund III, L.P., (b) MG Advisers L.L.C. is the general partner and investment adviser to Special Situations Private Equity Fund, L.P., (c) AWM Investment Company, Inc. is the general partner of MGP Advisers Limited Partnership and the general partner and investment adviser to Special Situations Cayman Fund, L.P., and (d) Messrs. Austin W. Marxe and David Greenhouse serve as officers, directors and members or principal shareholders of MGP Advisers Limited Partnership, MG Advisers L.L.C. and AWM Investment Company, Inc. The
Schedule 13G states that Messrs. Marxe and Greenhouse may be deemed to beneficially own all of the 715,000 shares (including 165,000 shares that may be obtained through the exercise of warrants) owned, in the aggregate, by Special Situations Fund III, Special Situations Private Equity Fund and Special Situations Cayman Fund.

(3) The Fidelity Management Trust C/F IRA Rollover F/B/O John W. Elias is a trust for the benefit of Mr. John W. Elias, the chief executive officer and chairman of the board of Edge Petroleum. Mr. Elias is the grantor and the beneficiary of such trust. Mr. Elias also individually holds 20,000 shares of common stock and has options for the purchase of 200,000 shares of common stock, exercisable annually in increments of one-third beginning January 8, 1999.

         The selling holders listed above, or persons who obtain common stock or warrants from selling holders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction (who also are selling holders for this prospectus) may sell up to all of the shares of the common stock shown above under the heading "Shares Offered" and, to the extent the warrants have not yet been exercised, up to all of the warrants relating to 420,000 of those shares shown above under the heading "Warrants Offered" pursuant to this prospectus in one or more transactions from time to time as described below under "Plan of Distribution." However, the selling holders are not obligated to sell any of the shares of common stock or warrants offered by this prospectus.

                              Plan of Distribution

         The selling holders may offer and sell the shares of common stock (including shares they acquired through the exercise of the warrants) offered by this prospectus and, to the extent the following transactions are available for the sale of warrants, the warrants offered by this prospectus, from time to time in one or more of the following transactions:

                  o       through the  Nasdaq  National  Market  or  any   other
                          securities exchange that quotes the common stock

                  o       in the over-the-counter market

                  o       in transactions other than on such exchanges or in the
                          over-the-counter  Market    (including      negotiated
                          transactions, and other private transactions)

                  o in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales

                  o by pledge to secure debts and other obligations or on foreclosure of a pledge

                  o       through put or call options, including the writing  of
                          exchange-traded  call   options,  or   other   hedging
                          transactions related to the common stock

                  o       in a combination of any of the above transactions

         The selling holders may sell their shares or warrants at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

         The selling holders may use broker-dealers to sell their shares or warrants or may sell their shares or warrants to broker-dealers acting as principals. If this happens, broker-dealers will either receive discounts or commissions from the selling holders, or they will receive commissions from purchasers of shares or warrants for whom they acted as agents, or both. If a broker-dealer purchases shares or warrants as a principal, it may resell the shares or warrants for its own account under this prospectus.

         We have informed the selling holders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock and warrants.

         The selling holders and any agent, broker or dealer that participates in sales of common stock or warrants offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. We have agreed to indemnify selling holders against certain liabilities arising under the Securities Act of 1933 from sales of common stock or warrants. Selling holders may agree to indemnify any agent, broker or dealer that participates in sales of common stock or warrants against liabilities arising under the Securities Act of 1933 from sales of common stock or warrants.

         Instead of selling common stock or warrants under this prospectus, selling holders may sell common stock and warrants in compliance with the provisions of Rule 144 under the Securities Act of 1933, if available.

         The term "selling holders" also includes persons who obtain common stock or warrants from selling holders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction.

                          Description of Capital Stock

         The following descriptions provide a summary of our capital stock.

Common Stock

         We are authorized to issue 25,000,000 shares of common stock. At May 11, 1999, approximately 7,758,667 shares of common stock were outstanding. The holders of the common stock have ordinary voting rights for the election of directors and for other corporate matters. Each share is entitled to one vote. Holders of common stock do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The holders of the common stock have no preemptive, conversion or redemptive rights, and are not entitled to the benefits of any sinking fund. The common stock is not assessable. The holders of common stock are entitled to the dividends that may be declared from time to time by our board of directors out of funds legally available for dividends.

Preferred Stock

        We are authorized to issue   5,000,000  shares of  preferred   stock. No
shares of preferred stock were outstanding at the date of this prospectus.

         Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series, and to determine the number of shares, powers, designations, preferences, voting powers, dividend rights, liquidation preferences or conversion or exchange rights, redemption provisions, sinking fund provisions and other terms of any such series.

         We have no present intention to issue shares of preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used by an incumbent board of directors to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. Alternatively, such an issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. The issuance of preferred stock could adversely affect the voting power of the common stockholders. Although the board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of the stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

Provisions of Delaware law and our charter and bylaws

         Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

                  o for any breach of the director's duty of loyalty to us or our stockholders,

                  o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

                  o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

                  o for any transaction from which the director derived an improper personal benefit.

         This provision in the certificate of incorporation limiting the liability of directors may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. The Company's bylaws provide indemnification to our officers and directors, and we have entered into agreements with each of our directors providing for indemnification.

         Our certificate of incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our bylaws provide that special meetings of the stockholders can be called only by the chairman of the board, the president or a majority of the board of directors.

         Our certificate of incorporation provides that the board of directors consist of three classes of directors serving for staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling interest.

         Our certificate of incorporation provides that the number of directors will be no greater than 12 and no less than three. The certificate of incorporation further provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of the certificate of incorporation authorizing the board of directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees. Our bylaws also provide that the board of directors will include at least a majority of directors who are not employees. In addition, the bylaws provide that the Compensation Committee consist solely of members who are not employees and the Audit Committee include at least a majority of members who are not employees.

         Section 203 of the Delaware General Corporation Law applies to our company. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a Delaware corporation for three years following the date that person became an interested stockholder unless one of the following applies:

           o before such person became an interested stockholder, the board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

           o upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

           o following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

         The restrictions also do not apply to certain business combinations if both of the following conditions are satisfied:

           o the business combination is proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who either

                  o had not been an interested stockholder during the previous three years; or

                  o became an interested stockholder with the approval of a majority of the corporation's directors

           o that extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Stockholder Proposals

         Our bylaws contain provisions requiring that advance notice be delivered to the company of any business to be brought by a stockholder before an annual meeting of stockholders, and providing for procedures to be followed by stockholders in nominating persons for election to the board of directors. The stockholder's notice must set forth specific information regarding such stockholder and such business or director nominee. Generally, those advance notice provisions provide that written notice must be given to the secretary of the company by a stockholder:

          o in the event of business to be brought by a stockholder before an annual meeting, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date)

          o in the event of nominations of persons for election to the board of directors by any stockholder

                  o with respect to an election to be held at the annual meeting of stockholders, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date)

                  o with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs.

Transfer Agent and Registrar

         The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                             Description of Warrants

         Each warrant is exercisable for the purchase of one share of common stock upon at a price of $5.35 per share. Each warrant is exercisable through May 6, 2004. We may redeem a warrant at a redemption price of $.01 per warrant, at any time after any date at which the average daily per share closing price for the immediately preceding 20 consecutive trading days on the Nasdaq National Market exceeds $10.70.

                  The warrants were issued pursuant to a warrant agreement between Edge Petroleum and the initial purchasers of the warrants. The warrant agreement may be amended upon the consent of Edge Petroleum and warrantholders having the right to acquire, by virtue of holding the warrants, at least 50% of the shares which are issuable upon exercise of the then outstanding warrants.

                  The shares of common stock issued initially upon exercise of a warrant will not be registered under the Securities Act of 1933. However, the offer and sale of those shares by the holder is registered under the Securities Act by the registration statement to which this prospectus relates.

                  The  warrant  agreement  requires  that  each   warrantholder,
including a purchaser of warrants pursuant to this prospectus, make specified representations and agree to the terms of the warrant agreement. These representations and agreements include the following:

              o the warrantholder agrees that the shares issuable upon exercise of a warrant are acquired for investment and the warrantholder will not purchase, offer, sell or otherwise dispose of any of those shares except under circumstances which will not result in a violation of the Securities Act of 1933

              o     in order to exercise  a  warrant, a  warrantholder  must  be able to confirm in writing and must confirm in writing, by signing a certificate to be supplied by Edge Petroleum, all of the representations and other covenants in the warrant agreement, including that the warrantholder is an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act of 1933

              o the shares of common stock initially issued upon exercise of a warrant will not be registered under the Securities Act of 1933 and will bear a legend to that effect restricting the transfer of those shares, as more specifically set forth in the warrant agreement.

                  The warrants and the warrant agreement do not confer upon any warrantholder any rights as a stockholder of Edge Petroleum, including the right to vote. The warrants and the warrant agreement also do not impose any fiduciary or other duty on Edge Petroleum, its officers or directors, in favor of any warrantholder. Each warrantholder agrees that it disclaims and waives all rights and fiduciary duties owed to stockholders.

                  The warrants contain provisions to protect the warrantholders against dilution by adjusting the price at which the warrants are exercisable and the number of shares issuable upon exercise of the warrants, upon the occurrence of certain events. These events include: the payment of stock dividends, and distributions, stock splits, and reclassifications.

                                  Legal Matters

         Certain legal matters in connection with the common stock and warrants offered by this prospectus will be passed on for us, by our outside counsel, Baker & Botts, L.L.P., Houston, Texas.

                                     Experts

         The consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Ryder Scott Petroleum Engineers prepared the estimates of oil and natural gas reserves and discounted present values of estimated future net revenues incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year December 31, 1998, and we incorporated those items in this prospectus in reliance upon the authority of that firm as experts with respect to those matters.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

         o our Annual Report on Form 10-K for the year ended December 31, 1998;

                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended by the Form 10-Q/A filed on May 26, 1999; and

         o description of common stock contained in our Registration Statement on Form 8-A filed on February 14, 1997.

You may obtain a copy of these filings, at no cost, by writing or telephoning:

                  Michael G. Long
                  Senior Vice President and Chief Financial Officer Edge Petroleum Corporation
                  Texaco Heritage Plaza
                  1111 Bagby, Suite 2100
                  Houston, TX 77002
                  (713) 654-8960

         This prospectus is part of a registration statement we filed with the SEC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution

         All expenses (other than fees and expenses of legal or other advisors to the selling holders) in connection with the offering described in this Registration Statement will be paid by the Company. Such expenses are as follows:*

              Securities and Exchange Commission registration fee ..... $ 3,638
              Printing expenses .......................................   1,000
              Accounting fees and expenses ............................  15,000
              Legal fees and expenses .................................  20,000
              Miscellaneous ...........................................   2,362
                                                                        -------
                 Total ................................................ $42,000
                                                                        =======
----------
* The amounts set forth, except for the filing fees for the Securities and Exchange Commission, are estimated.

ITEM 15.  Indemnification of Directors and Officers

Delaware General Corporation Law

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

         Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (2) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately is determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in this official capacity and as to action in another capacity while holding such office.

         Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

         Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

         The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Bylaws

         The Bylaws of the Company provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Company or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorney's, fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. The Bylaws further provide that the right to indemnification conferred thereby shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under the Bylaws or otherwise. In addition, the Bylaws provide that the Company may, by action of its board of directors, provide indemnification to employees and agents of the Company, individually or as a group, with the same scope and effect as the indemnification to employees and agents of the Company, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in the Bylaws.


         The  Bylaws  include  related   provisions   meant  to  facilitate  the
indemnitee's receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and
(iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined therein).

Indemnification Agreements

         The Company has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements provide that the Company shall indemnify the director and hold him harmless from any losses and expenses which, in type or amount, are not insured under the directors and officers' liability insurance maintained by the Company, and generally indemnifies the director against losses and expenses as a result of a claim or claims made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the director or any of the foregoing alleged by any claimant or any claim against the director solely by reason of him being a director or officer of the Company, subject to certain exclusions. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

Insurance

         The Company has a policy of liability insurance to insure its officers and directors against losses resulting from certain acts committed by them in their capacities as officers and directors of the Company.

ITEM 16.  Exhibits

  Exhibit No.                       Document
  ----------                        --------
    *2.1   -- Amended and  Restated  Combination  Agreement  by  and  among  (i)
              Edge Group II Limited Partnership, (ii) Gulfedge Limited Partnership, (iii) Edge Group Partnership, (iv) Edge Petroleum Corporation, (v) Edge Mergeco, Inc. and (vi) the Company, dated as of January 13, 1997 (Incorporated by reference from exhibit 2.1 to the Company's Registration Statement on Form S-4 (Registration No. 333-17269)).

     *4.1  -- Restated  Certificate of Incorporated of the  Company, as  amended
              (Incorporated by reference from exhibit 3.1 to the Company's Registration Statement on Form S-4 (Registration No. 333-17269)).

     *4.2  -- Bylaws  of the  Company  (Incorporated  by reference from  exhibit
              3.2   to   the   Company's  egistration  Statement  on   Form  S-4
              (Registration No. 333-17269)).

     *4.3  -- Amended and Restated Credit  Agreement,  dated  April 1, 1998,  by and between Edge Petroleum Corporation and Edge Petroleum Exploration Company (collectively the "Borrower") and Compass Bank, a Texas state chartered banking institution, as Agent for itself and First National Bank of Chicago and other lenders party thereto. (Incorporated by reference from exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for, the quarterly period ended March 31, 1998).

     *4.4  -- First  Amendment  dated  September  29, 1998 to  the  Amended  and
              Restated Credit Agreement, dated as of April 1, 1990, by and between the Borrower and the First National Bank of Chicago as agent and a Lender thereto (Incorporated by reference from exhibit
              4.1 to the Company's Quarterly Report on Form 10-Q for, the quarterly period ended September 30, 1998).

     *4.5 -- Security Agreement, dated as of April 1, 1998, by and between the Borrower and Compass Bank, a Texas state chartered banking institution, as Agent for itself and The First National Bank of Chicago and other lenders party thereto the Credit Agreement
              (Incorporated by reference from exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for, the quarterly period ended March 31, 1998).

     *4.6 -- Security Agreement (Stock Pledge), dated as of April 1, 1998, by and between Edge Petroleum Corporation and Compass Bank, a Texas state chartered banking institution, as Agent for itself and The First National Bank of Chicago and other lenders party thereto the Credit Agreement (Incorporated by reference from exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for, the quarterly period ended March 31, 1998).

     *4.7  -- First  Amendment  dated  March  1,  1999  to   the   Amended   and
              Restated Credit Agreement dated April 1, 1998 by and between the Borrower and the First National Bank of Chicago as agent and a Lender thereto (Incorporated by reference from exhibit 4.6 to the Company's Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     *4.8  -- Form  of  Stock  Certificate  (Incorporated   by   reference  from
              exhibit 4.1 to the Company's Registration Statement on Form S-4 (Registration No. 333-17269)).

     *4.9 -- Common Stock Subscription Agreement dated as of April 30, 1999 between the Company and the purchasers named therein (Incorporated by reference from exhibit 4.5 to the Company's Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31,
              1999).

     *4.10 -- Warrant Agreement dated as of May 6, 1999 between the Company and the warrantholders named therein (Included in and incorporated by reference from exhibit 4.5 to the Company's Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31,
              1999).

     *4.11 -- Form of Warrant for the purchase of  the  Common  Stock  (Included in and incorporated by reference from the Common Stock Subscription Agreement appearing as exhibit 4.5 to the Company's Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

           -- The   Company  is  a  party  to  several  debt  instruments  under which the total amount of securities authorized does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. Pursuant to paragraph 4(iii)(A) of Item 601(b) of Regulation S-K, the Company agrees to furnish a copy of such instruments to the Commission upon request.

       5   -- Opinion of Baker & Botts, L.L.P. with respect to the  legality  of securities.
      23.1 -- Consent of Deloitte & Touche LLP.
      23.2 -- Consent of Ryder Scott Company Petroleum Engineers
      23.3 -- Consent of Baker & Botts, L.L.P. (contained in Exhibit 5.1).
      24   -- Power   of  Attorney  (included  on  the  signature  page  of  the registration statement).

 --------------

*        Incorporated by reference as indicated.

ITEM 17.  Undertakings

(a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i)   To include  any prospectus required  by  section  10(a)
               (3) of  the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effectiv amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 1, 1999.

                           EDGE PETROLEUM CORPORATION


                                             By: /s/ Michael G. Long
                                             --------------------------
                                              Name:  Michael G. Long
                                             Title:  Senior Vice President
                                                     and Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below appoints James D. Calaway, Michael G. Long and Robert Thomas and each of them, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, will full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 1, 1999.

   Signature                                              Title
 ---------------                                       -----------

/S/  John W. Elias                             Chief Executive Officer and
--------------------------                        Chairman of the Board
    (John W. Elias)                           (Principal Executive Officer)


/s/  Michael G. Long                             Senior Vice President and
--------------------------                        Chief Financial Officer
    (Michael G. Long)                          (Principal Financial Officer)


/s/  Brian C. Baumler                            Controller and Treasurer
--------------------------                    (Principal Accounting Officer)
    (Brian C. Baumler)


/s/  James D. Calaway                               President and Chief
--------------------------                        Operations Officer and
    (James D. Calaway)                                    Director

/S/  Vincent Andrews
--------------------------                              Director
     Vincent Andrews

/S/  David B. Benedict
--------------------------                              Director
     David B. Benedict

/S/  Nils P. Peterson
--------------------------                              Director
     Nils P. Peterson

/S/  Stanley S. Raphael
--------------------------                              Director
     Stanley S. Raphael

/S/  Robert W. Shower
--------------------------                              Director
     Robert W. Shower

/S/  John Sfondrini
--------------------------                              Director
     John Sfondrini

/S/  Willaim H. White
--------------------------                              Director
     William H. White










































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